Exhibit 5.2

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
FIRM / AFFILIATE OFFICES
May 25, 2021 UGI Corporation 460 North Gulph Road King of Prussia, PA 19406	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:    Offering of Convertible Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to UGI Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing, on May 18, 2021, with the Securities and Exchange Commission (the “Commission”) of a of a prospectus supplement (as amended and supplemented, the “Prospectus Supplement”) pursuant to a registration statement on Form S-3 (File No. 333-256180) (as amended, the “Registration Statement”), including a base prospectus (such base prospectus, together with the Prospectus Supplement, the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of certain securities, including up to 2,200,000 equity units of the Company, each initially consisting of a unit referred to as a Corporate Unit (collectively, the “Corporate Units”) comprising of (i) a Common Stock Purchase Contract (each a “Purchase Contract”) to be issued under the Purchase Contract and Pledge Agreement, dated as of May 25, 2021 (the “Purchase Contract Agreement”), by and between the Company and U.S. Bank National Association, as Purchase Contract Agent (in such capacity, the “Purchase Contract Agent”), Collateral Agent, Custodial Agent and Securities Intermediary, and (ii) a 10% undivided beneficial interest in one share of 0.125% Series A Cumulative Perpetual Convertible Preferred Stock, no par value, of the Company (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are being issued pursuant to the Certificate of Designations of the Convertible Preferred Stock, as filed by the Company with the Secretary of State of the State of Pennsylvania on May 25, 2021. The Convertible Preferred Stock will be convertible into (i) either (x) shares of 0.125% Series B Cumulative Perpetual Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”) or (y) cash and (ii) in certain circumstances, shares of the Company’s common stock, no par value. The shares of Series B Preferred Stock will be issued pursuant to the Certificate of Designations of the Series B Preferred Stock, as filed by the Company with the Secretary of State of the State of Pennsylvania on May 25, 2021. The Corporate Units include the 200,000 Corporate Units that the Underwriters (as defined below) purchased pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of May 17, 2021, between the Company and the representatives of the underwriters named therein (the “Underwriters”).

May 25, 2021

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Purchase Contract Agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of the Purchase Contracts have been duly authorized in accordance with the terms of the Purchase Contract Agreement and authorized by all necessary corporate action of the Company, and such Purchase Contracts have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Purchase Contract Agreement and in the manner contemplated by the Prospectus and by such corporate action (assuming the securities issuable under such Purchase Contracts have been duly authorized and reserved for issuance by all necessary corporate action), the Purchase Contracts will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When (i) the Purchase Contract Agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of the Purchase Contracts have been duly authorized in accordance with the terms of the Purchase Contract Agreement and authorized by all necessary corporate action of the Company, and such Purchase Contracts have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Purchase Contract Agreement and in the manner contemplated by the Prospectus and by such corporate action (assuming the securities issuable under such Purchase Contracts have been duly authorized and reserved for issuance by all necessary corporate action), (ii) the shares of Convertible Preferred Stock forming part of the Corporate Units, when such shares are issued in accordance with the terms of the Purchase Contract Agreement against payment for such Corporate Units in accordance with the Underwriting Agreement, and (iii) the certificates evidencing the Corporate Units have been duly executed and authenticated by the Purchase Contract Agent in accordance with the terms of the Purchase Contract Agreement and the Corporate Units are issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Corporate Units, including the Purchase Contracts forming a part thereof will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

May 25, 2021

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, , fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Purchase Contract Agreement and Underwriting Agreement (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with its terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

May 25, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham and Watkins LLP